Rennova Health Interview, CEO Seamus Lagan on Uptick Newswire: May 2018

Jolly: On today’s show we have a returning guest. Unless you’ve been living underneath a rock this is probably one of the hottest stocks on the OTCQB, we’re talking no other than Rennova Health. They trade on the OTCQB under the ticker symbol RNVA. When they came on the show, oh I don’t know, about six months ago, maybe even less than that, they were trading at $0.005; they’ve got up as high as about $0.03, now they are trading at about $0.023. With us today is the CEO of the Company and the President Seamus Lagan and he’s going to give us an update of everything from proxy vote, to the meeting of tomorrow. Seamus welcome to the program, I greatly appreciate you coming on here.

Lagan: Everett, thank you very much for having me back on. It’s good to get the opportunity to get an update out there and because we’ve been so busy with a number of things, it is a good way to inform our shareholders and people who follow us.

Jolly: You know the last time we spoke we mentioned a target date of May 1st to take ownership of the 85-bed hospital in Jamestown. Were you able to meet that target and where are we at in that process?

Lagan: Everett, we pushed it one month, we take ownership on the 1st of June. Actually, the transition to ownership is going exceptionally well. There are as you would imagine quite a number of employees in this new hospital. So, transitioning them onto new benefit schemes etcetera took a little longer than expected and I think to be fair to the employees and make sure their experience as they join Rennova is enjoyable and gives them everything they need, we took a little longer to take ownership. But there will be no further move in that date, that is a fixed date. We’re well on schedule for it to close on that date and very much looking forward to adding this to our existing hospital operation.

Jolly: You know recently you did release your financial statements for 2017 and on one hand it appeared to have made progress on increasing revenues and reducing the operation loss of 2017. But on the other report, a much larger net loss. Can you explain to my audience this different critique that you have?

Lagan: Yeah, I mean it was an exceptional year for us as I’d said on our previous show and on the press release that went out. I believe we changed our direction. We did reduce our operating loss by over $6 million, we did increase our revenue. But back to the item you mentioned at the very start of your conversation, we actually ran out of authorized shares. We have a shareholders meeting planned for the moment it’s actually planned for tomorrow. I’m not sure when this will go out to the public and it may still be open but it’s critical for us to be able to issue shares under some of the contracts we have, and the fact that we couldn’t issue shares along with another couple of triggers caused a very significant increase in a derivative liability. So, between the derivative liability and interest that was charged on shares that were issued last year for convertible debentures, there’s nearly $30 million of a non-cash loss in our financial statements for 2017. So, we’re very much looking forward to rectifying that in the second quarter, at the latest by the third quarter, and seeing that situation reversed. We believe we’ll get the support of our shareholders to increase the authorized share cap and we have also asked for permission to complete a reverse split. I do want to say clearly that it’s not our intention to complete a reverse split any time soon, but as opposed to having to go back out to shareholders in six or nine months or a year’s time, we’ve asked for 12 months of a window within which we can complete a reverse split if it’s necessary to either step-up to a listing again or for any other reason.

Jolly: You know I love it when you come on my show because I feel that you’re a straight shooter. I know a lot of these companies out on the Pink Sheets and OTCQB, the CEOs don’t shoot straight but I know you’re a straight shooter. What would be the perfect storm for you guys for it to be perfect for Rennova Health and for your shareholders?

Lagan: When you say the perfect storm are you referring to right now or to the rest of the year? I do appreciate your comments because listen we have been honest in the difficult times and we are looking forward to a very successful long-term opportunity here. This was never a get rich quick scheme, we believe we build a good foundation this business will outlive most of us, we’re looking forward to doing that. So sorry to ask you to redefine what you mean.

Jolly: No that’s ok. When I mean perfect storm, what would be the right alignment of the stars to align to say we’re on track now and we’re going to do 30 or 40 million in revenue and we’re going to be able to handle the debt that we have on the books. What would be the perfect alignment?

Lagan: I think completing this acquisition. As you may be aware it also gives us ownership of a physician’s practice in the same geographic location. Again, to repeat from our previous time this is close to our Oneida hospital. So having those facilities completely integrated, cash flow positive, actually contributing profits toward corporate overhead, getting us to where we don’t need further capital or we don’t need to raise further capital just to cover operations or cover our costs that would be the initial goal. I think we will take at least three, if not six months to completely integrate these acquisitions, make sure that they are doing what we believe they can, get them to being cash flow positive and perhaps go out at the end of the year looking at a next one but I don’t want to make any promises on that. I think we have a great opportunity to grow organically the businesses that we’re currently acquiring and create some real value for our shareholders and give them a much clearer vision as to where we want to go over the next few years.

Jolly: I totally agree, I concur with that. My guest today is Rennova Health, Inc. They trade on the OTCQB under the ticker symbol RNVA. I still think they are a steal down here at $0.02/share. Let me ask you this Seamus, while I got you on the phone here; now that we’re going to own these two hospitals in some geographic location in Tennessee, I noticed that you’re also going to take ownership of a doctor’s practice in Jamestown. What is next for Rennova? And where do we go from here?

Lagan: Look, as I just said, I think it’s important to fully integrate these acquisitions and have the management team that’s in place and that we’re putting in place, have them managing a cash flow positive operation, allowing the corporate entity to look at further acquisition. You know we had to raise a lot of money in the last couple of years Everett, and I’d like to get through a period of time where we can demonstrate to our investors that we’re worthy of that investment. That we’re making good use of that money to add value. Capital raises around small companies can sometimes scare investors and I think that’s wrong. I think that dilution of ownership if you are adding a lot of value can be a good thing and that’s our plan. We want to demonstrate to our shareholders that we are worthy of their investment, we’re worthy of them being our shareholders and I think the remainder of this year will allow us to do that.

Jolly: I couldn’t have said it better. There’s bad dilution, there’s good dilution. You’re adding assets, you’re going to be adding some revenues. We’re going to be turning a corner here in probably two or three quarters, there’s no doubt in my mind. I want to thank you for coming on my show. In closing is there anything we didn’t get to touch upon that you would like to illustrate out there to the listeners?

Lagan: Everett as always you covered the key points. If for some reason this is in the public domain before we finish or before we are across the line with our shareholders meeting, I think it is important that the shareholders support the board of directors and myself and what we’re trying to accomplish. So, we have asked permission to increase the authorized and do a reverse at sometime within 12 months. Those votes in favor would be much appreciated and I believe we’ll continue to work to the best of our ability to create value here.

Jolly: You’re doing a great job, keep it up. Great job with the management. I wish you nothing but continued success, hopefully you’ll come back on the show here in about 40 days and give us an update.

Lagan: Appreciate the opportunity as always Everett, thank you very much.